Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Amendment No. 1 to the Registration Statement on Form S-11 of:

1)

Our report dated April 30, 2019, except for Note 8 and schedule III which are dated December 26, 2019 with respect to the audited consolidated financial statements of Generation Income Properties, Inc. for the years ended December 31, 2018 and 2017;

2)	Our report dated December 23, 2019 with respect to the audited statement of revenues and certain expenses of Greenwal, L.C. for the year ended December 31, 2018;

3)	Our report dated December 23, 2019 with respect to the audited statement of revenues and certain expenses of Riverside Crossing, L.C. for the year ended December 31, 2018.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

February 14, 2020